EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-3 Nos. 333-131535 and 333-123695, of Insmed Incorporated, and,

(2)	Registration Statements on Form S-8 Nos. 333-139744, 333-87878, 333-39198, 333-129479, 333-39200 and 333-175532 of Insmed Incorporated;

of our reports dated March 13, 2012, with respect to the consolidated financial statements of Insmed Incorporated and the effectiveness of internal control over financial reporting of Insmed Incorporated included in this Annual Report (Form 10-K) of Insmed Incorporated for the year ended December 31, 2011.

/s/ Ernst & Young LLP
MetroPark, New Jersey
March 13, 2012